UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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WESTERN DIGITAL CORPORATION

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Western Digital 2022 Annual Meeting Proxy Supplement Fall 2022

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of federal securities laws, including statements regarding expectations for: our product strategy, portfolio synergies and strategic review; data growth; demand and industry trends; and updates to our compensation programs. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important risks and uncertainties include volatility in global economic conditions; future responses to and effects of the COVID-19 pandemic; impact of business and market conditions; the outcome and impact of our ongoing strategic review, including with respect to customer and supplier relationships, regulatory and contractual restrictions, stock price volatility and the diversion of management's attention from ongoing business operations and opportunities; impact of competitive products and pricing; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with cost saving initiatives, restructurings, acquisitions, divestitures, mergers, joint ventures and our strategic relationships; difficulties or delays in manufacturing or other supply chain disruptions; hiring and retention of key employees; our substantial level of debt and other financial obligations; changes to our relationships with key customers; disruptions in operations from cyberattacks or other system security risks; actions by competitors; risks associated with compliance with changing legal and regulatory requirements and the outcome of legal proceedings; and other risks and uncertainties listed in our filings with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov, including our Form 10-K filed with the SEC on August 25, 2022, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update or revise these forward-looking statements to reflect new information or events, except as required by law.

Executive Summary As a leading developer, manufacturer, and provider of data storage devices and technology solutions, we are focused on driving growth, profitability and development of our Flash and HDD solution businesses In June 2022, our Board announced a review of strategic alternatives to explore ways to unlock stockholder value With eight members of the leadership team joining since 2020, the Board believed it was critical to retain our leadership team during this period in which we are evaluating strategic alternatives and driving execution of any changes that may result from the review To retain our executive leadership team during this critical period, our Compensation and Talent Committee took action to promote continuity, remove potential distractions and focus leadership on driving actions that will maximize stockholder value creation, notwithstanding any outcome of the strategic review Our Compensation and Talent Committee also evolved our forward-looking fiscal 2023 executive compensation program in order to simplify and enhance alignment with key drivers of our cyclical business During this period, our Board remains highly focused on using equity to attract and retain top talent while managing dilution to our investors

The New Western Digital Delivering on Our Mission to be the World’s Iconic Data Storage Company Leading developer, manufacturer, and provider of data storage devices and technology solutions Operates two market-leading business units: Flash and Hard Drive (HDD) Fifty-year history of technology leadership and innovation backed by approximately 13,500 patents Industry-leading portfolio of technologies, systems and solutions comprised of Western Digital, SanDisk, SanDisk Professional and WD brands Broad routes to market with over 350,000 points of sale worldwide Headquartered in San Jose, CA, we have a global presence with approximately 65,000 employees Western Digital At-a-Glance Performance Revenue Grew 8% Non-GAAP Opex As % of Revenue Decreased by 90 bps Non-GAAP EPS Non-GAAP Operating Margin Expanded by 530 bps Q3’F20 to Q4’F22 Full Year

5 WESTERN DIGITAL CONFIDENTIAL
© 2022 WESTERN DIGITAL CORPORATION OR ITS AFFILIATES ALL RIGHTS RESERVED

Rebuilding the Executive Leadership Team

We Appointed Talented Leaders to Drive Our Strategy Forward

Newly Evolved Leadership



David Goeckeler
CEO
Joined Mar. 2020



Wissam Jabre
EVP & CFO
Joined Feb. 2022



Christine Bastian
EVP & Chief People Officer
Joined Aug. 2021



Irving Tan
EVP, Global Operations
Joined Mar. 2022



Robert Soderbery
EVP & General Manager, Flash Business
Joined Sep. 2020



Ashley Gorakhpurwalla
EVP & General Manager, HDD Business
Joined Oct. 2020



Lynne Cox
SVP, Global Corporate Marketing
Joined Mar. 2020



Don Angspatt
SVP, Corporate Strategy & Business Operations
Joined Dec. 2020

Mr. Soderbery and **Mr. Gorakhpurwalla** were recruited to lead our business units for our Flash and HDD technology assets, respectively

Longstanding Leadership



Dr. Siva Sivaram
President, Technology & Strategy
Promoted to role Aug. 2019



Michael Ray
EVP & Chief Legal Officer
Promoted to role Nov. 2015



Jerry Kagele
EVP, Customer Organization
Promoted to role Aug. 2021

Our Compensation and Talent Committee Took Action to Retain and Focus Executives During this Critical Period Actions to Focus Our Leadership Team In evaluating potential equity retention gaps for our NEOs, the Committee evaluated our CEO’s sign-on PSU award granted in March 2020 that served in part to replace an award that our CEO forfeited upon terminating employment with his prior employer Coinciding with the strategic review announcement, the Committee amended our CEO’s sign-on PSU award to eliminate the relative TSR performance metric to avoid potential distortions from the strategic review and establish focus on driving actions that will maximize long-term value creation The award will vest at target subject to his continued service through March 2023 At the time of the strategic review announcement, the Committee granted retention RSU awards for each named executive officer that vest over two years and range from $1M to $5M Our CEO’s RSU award will vest at 30% on the first anniversary of the grant date and the remaining 70% on the second anniversary of the grant date The RSUs granted to the other NEOs will vest at 50% on each of the first two anniversaries of the grant date The vesting period for the RSUs aligns with the time horizon for our company’s strategic review and any potential actions following the strategic review Retention Awards CEO Sign-On PSU Award Actions to Ensure Proper Focus and Incentives in the Context of the Strategic Review Updated CEO sign-on PSU award to vest at target level subject to continued employment through March 2023 to ensure proper incentives across all potential outcomes of the strategic review Granted retention awards to NEOs subject to continuous service through June 2024 to ensure continuity through any outcome of the strategic review. The Committee determined that RSUs were the best structure for these awards, as they avoid potential distortions associated with market-based awards as a result of the strategic review The Compensation & Talent Committee conducted a rigorous review of outstanding equity award values and equity hold through fiscal 2024 across the leadership team compared to market LTI data for industry peers given the strong market competition for executive talent This analysis helped guide the Committee’s decisions around the need for retention tools and value of awards Process to Evaluate & Determine Retention Needs

7 WESTERN DIGITAL CONFIDENTIAL © 2022 WESTERN DIGITAL CORPORATION OR ITS AFFILIATES ALL RIGHTS RESERVED

Executive Compensation Design

Aligns Pay with Stockholder Interests by Focusing Executive Officers on Long-Term Value Creation

Pay Element	Fiscal 2022 Target Total Direct Compensation: CEO	Fiscal 2022 Target Total Direct Compensation: Other NEOs	Measurement Period	Performance Metric
Base Salary	7%	15%	Competitive with market/industry practices; adjusted for experience, responsibility, potential and performance	
Short-Term Incentives	12%	17%	• One year	• Non-GAAP Operating Income (50%) • Flash Exabytes Shipped (12.5%) • HDD Exabytes Shipped (12.5%) • Individual Performance (25%)
Long-Term Incentives	48% *PSUs: 60% of long-term incentives*	34% *PSUs: 50% of long-term incentives*	• All PSUs subject to 3-year vesting • 100% based on 3-year performance period	• Relative TSR (50%) • Revenue (25%) • Non-GAAP EPS (25%) • Pre-established relative market performance adjustment ("MPA") for financial metrics • TSR-based awards capped at 100% if absolute TSR is negative
	33% *RSUs: 40% of long-term incentives*	34% *RSUs: 50% of long-term incentives*	• Pro-rata vesting over four years	• Stock price performance

Fiscal 2022 CEO STI Considerations

Rigorous Fiscal 2022 Target Setting

- Each of the operating targets were set meaningfully above fiscal 2021 results
- Fiscal 2022 performance achievements were higher than fiscal 2021 results

Individual Performance Component (IPC) Payout Factors

- 67% increase in non-GAAP operating income and 81% increase in non-GAAP EPS relative to fiscal 2021
- Leadership in navigating challenges associated with the contamination in manufacturing processes at our joint venture facilities in Japan, delivering a 21% increase in flash exabytes shipped despite the contamination
- Adding top talent to the executive team, including the appointment of our new CFO and new Executive Vice President of Global Operations
- Strong management of the relationship with our joint venture partner, Kioxia
- Leading the strategic review to enhance stockholder value
- Continued strong management through the pandemic, supply chain challenges and a more complex geopolitical environment

Committee evaluated the impact of the IPC relative to the overall STI payout to ensure the final amount aligns with the Committee's assessment of overall company performance and expectations of CEO performance

CEO's Fiscal 2022 STI payout was below target at 92%

Fiscal 2023 Compensation Program Updates Our Compensation and Talent Committee Incorporated ESG into our Short-Term Program and Enhanced PSU Structure to Further Align Pay with Stockholder Interests and Incentivize Long-Term Value Creation Simplified PSU design to include 50% Revenue and 50% Non-GAAP EPS performance metrics, maintaining a focus on growth and profitability Eliminated rTSR performance metric given absence of TSR peer group appropriately aligned with our unique business mix and cyclicality Eliminated MPA modifier to simplify the program and provide better line-of-sight for participants Established a three-year PSU performance period comprised of consecutive one-year measurement periods Goals set annually to align with company goals through expected business cyclicality Performance over the three years is averaged to ensure entire three-year performance period impacts final payout Added ‘upside’ incentive based on 3-year absolute stock price performance to provide additional direct incentive to drive sustained market performance PSUs with 3-year cliff vest emphasizes our long-term focus STI Individual Performance Goals Added an ESG category to the STI Individual Performance Component (25% weighting) Includes DEI goals, such as increasing underrepresented individuals in new college graduate hires and decreasing attrition of underrepresented groups, and an emissions reduction goal PSU Structure Enhancements

We are seeking to increase shares available for issuance by 2.75 million shares, to allow for continued use of equity incentives We use our broad-based equity incentive plan to attract and retain top talent across our employee base in an extremely competitive talent market 83% of equity awards were granted to non-executive officers in fiscal 2022 Our equity awards help align management interests with those of our stockholders and reward long-term value creation No repricing of stock options or stock appreciation rights Dividends and dividend equivalents not payable on awards until vesting No in-the-money stock option or stock appreciation right grants Clawback policy Minimum vesting requirements No liberal share recycling Director compensation limit of $900,000 (cash and equity) Equity Plan Aligned with Stockholder Interests Competition for Talent in our Industry Continues to Grow, and We Believe that Equity Awards are Critical to Attracting and Retaining the Most Talented Employees in our Industry Updated broad-based employee LTI program to reduce equity plan dilution by: Limiting eligibility of employees entitled to equity awards Introducing cash LTI awards for our mid-level employees Actions to Manage Burn Rate & Dilution Stock Plan Provisions Request & Rationale No material changes to the plan outside of available share increase

10 WESTERN DIGITAL CONFIDENTIAL

© 2022 WESTERN DIGITAL CORPORATION OR ITS AFFILIATES ALL RIGHTS RESERVED

Diverse and Well-Balanced Board Nominees

Our Directors' Breadth of Experience and Diversity and Mix of Qualifications, Attributes, and Skills Strengthen the Board's Independent Leadership and Effective Oversight of Management



Kimberly Alexy
Audit Committee Chair
Director since 2018
Principal, Alexy Capital Management

Deep expertise in finance, securities and corporate governance at several financial institutions and publicly held companies



Martin Cole
Compensation & Talent Committee Chair
Director since 2014
Former Chief Executive - Technology of Accenture plc.

Extensive senior executive leadership experience across a variety of business sectors and geographies



Tunç Doluca
Director since 2018

Former President & CEO. Maxim Integrated

40 years of executive leadership and technical experience in the semiconductor industry



David Goeckeler
CEO of Western Digital & Executive Committee Chair
Director since 2020

20 years in technical and leadership positions at Cisco and current role as CEO contributes indispensable knowledge



Matthew Massengill
Independent Chairman
Director since 2000
Former President & CEO, Western Digital

Many years as a Western Digital executive and Board member provide extensive experience directly relevant to our business



Stephanie Streeter
Lead Independent Director & Governance Committee Chair
Director since 2018
Former CEO, Libbey Inc.

Extensive senior executive leadership experience overseeing companies with manufacturing and operations across the globe

Ms. Streeter was elected as the Board's Lead Independent Director effective November 2021

Ms. Streeter's leadership roles on our special CEO search committee, as our Governance Committee Chair, and on other public company boards qualify her to serve as our Lead Independent Director



Miyuki Suzuki
Director since 2021
Former President - Asia Pacific, Japan and China, Cisco Systems, Inc.

Extensive leadership experience in the technology and telecommunications industries with deep global operations expertise that spans across the Asia Pacific region



Dr. Thomas Caulfield
Director since 2021

CEO, GlobalFoundries Inc.

Many years of experience in the semiconductor industry, spanning engineering, management and global operational leadership

11 WESTERN DIGITAL CONFIDENTIAL
© 2022 WESTERN DIGITAL CORPORATION OR ITS AFFILIATES. ALL RIGHTS RESERVED

Board Composition Supports Our Strategy

We Routinely Evaluate the Composition of the Board and Strategically Refresh Our Membership to Ensure it Reflects Our Business Needs

	Alexy	Caulfield	Cole	Doluca	Goeckeler	Massengill	Streeter	Suzuki
Executive Experience		✓	✓	✓	✓	✓	✓	✓
Semiconductor Experience	○	●	○	●	●	●	○	○
Data Infrastructure Experience	○	○	●	○	●	●	○	●
Strategic Transactions	●	●	●	●	●	●	●	●
Manufacturing	○	●	○	●	●	●	●	
Operations and Infrastructure	○	●	●	●	●	●	●	●
Technology Innovation	○	●	●	●	●	●	●	●
Global Experience	○	●	●	●	●	●	●	●
Sales/Marketing	○	●	●	●	●	●	●	●
Finance and Accounting	●	○	●	●	●	●	●	●
Cybersecurity	○	○	●	●	●	○	●	●
Risk Management	○	●	●	●	●	○	●	○
Corporate Sustainability and Responsibility	○	●	○	●	●	●	●	○
Strategy Planning Experience	●	●	●	○	●	●	●	●
Human Capital Management	○	●	●	●	●	●	●	●
Member of an Underrepresented Community[1]								✓
Gender[2]	F	M	M	M	M	M	F	F

● Indicates "Technical or Managerial Expertise" | ○ Indicates "Working Knowledge"

Board Nominee Highlights

Independence


88%
Independent

7 Independent
1 Non-Independent

Diversity


38%
Diverse

3 Women
1 Racially/Ethnically Diverse
5 Men

Age


62 Years
Average

2 ≤ 60 years
6 61-69 years

Tenure


6 Years
Average

6 < 5 years
1 5-10 years
1 >10 years

Focus on Diversity in Director Candidate Pool

Our Corporate Governance Guidelines require the Governance Committee to include, and instruct any search firm it engages to include, women and members of underrepresented communities in the pool from which it selects director nominees

1. Self-identifies as racially or ethnically diverse, or as a member of the LGBTQ+ community.
2. Self-identified gender; Male=M; Female=F.

Robust year-round Board-led stockholder engagement program that informs Board decisions Independent Board leadership, including a Lead Independent Director with clearly defined roles and responsibilities Corporate Governance Guidelines require director candidate search firms to include women and members of underrepresented communities in selection pool Four of our last six independent director appointments were women and two were from underrepresented communities All directors elected annually by a simple majority of votes cast Overboarding policy for additional public company directorships by directors Director retirement policy upon reaching age 72 Succession planning for directors, our CEO and other key officers Annual Board and committee self-evaluations Anti-hedging, anti-pledging and clawback policies Stock ownership requirements for all non-employee directors and executive officers Commitment to Stockholder Engagement Robust, Year-Round Stockholder Engagement is a Key Part of our Board’s Commitment to Maintaining the Highest Standards of Corporate Governance We contacted stockholders holding greater than 45% of shares outstanding in each of the last three years to offer engagements In the past year, we reached out to stockholders representing over: Our strong corporate governance practices help promote the long-term interests of our stockholders Key Areas of Focus during Engagement with Stockholders Our strategic review process, evolution of our business strategy and resulting performance Executive compensation philosophy, ongoing stockholder feedback and further refinement in aligning pay with performance Executive leadership team composition and alignment with our long-term strategy Board composition, skills, experience and diversity Corporate responsibility and sustainability, including recent highlights related to our energy and emissions, human rights and lifecycle impacts work

2022 Annual Meeting Western Digital Values Your Support on our 2022 Ballot Items Our Board recommends: A vote FOR Proposal to elect each of the eight director nominees named in the proxy statement A vote FOR Proposal to approve on an advisory basis the compensation of our named executive officers A vote FOR Proposal to increase shares of our common stock available for issuance under our 2021 Long-Term Incentive Plan A vote FOR Proposal to increase shares of our common stock available for issuance under our 2005 Employee Stock Purchase Plan A vote FOR Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2023

Appendix

In Millions except for percentages; Unaudited Q3 FY 2020 Q4 FY 2022 Revenue $ 4,175 $ 4,528 Operating Expenses $ 852 $ 883 Stock-based compensation expense (65) (65) Amortization of acquired intangible assets (40) (39) Employee termination, asset impairment and other charges (8) (19) Other (1) - Non-GAAP Operating Expenses $ 738 $ 760 Non-GAAP Operating Expenses as a % of Revenue 17.7% 16.8% GAAP Operating Income $ 153 $ 562 Stock-based compensation expense 185 77 Amortization of acquired intangible assets 78 40 Employee termination, asset impairment and other charges 8 19 Contamination related charges - 4 Other 3 - Non-GAAP Operating Income $ 427 $ 702 Non-GAAP Operating Margin 10.2% 15.5% GAAP to Non-GAAP Reconciliations Non-GAAP Operating Margin are calculated by dividing Non-GAAP Operating Income by Revenue.

GAAP to Non-GAAP Reconciliations (Cont.) In Millions, Except Per Share Amounts; Unaudited             FY 2020              FY 2021 FY 2022 GAAP Net Income (Loss)  $ (250)  $ 821 $ 1,500 Contamination related charges - - 207 Stock-based compensation expense               308 318 326 Amortization of acquired intangible assets             769 486 221 Power outage incident charges and related recovery 68 (75) (7) Employee termination, asset impairment and other charges/(credits)             32 (47) 43 Non-cash economic interest and Other                 47 15 8 Income tax adjustments             (60)           (112) 301 Non-GAAP Net Income  $ 914  $ 1,406 $2,599 Diluted Income (Loss) Per Common Share GAAP $ (0.84)   $ 2.66 $4.75 Non-GAAP $ 3.04 $ 4.55 $8.22 Diluted Weighted Average Shares Outstanding GAAP  298 309 316 Non-GAAP       301 309 316

FOOTNOTES GAAP to Non-GAAP Reconciliations This presentation contains the following financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”): non-GAAP operating expenses; Non-GAAP operating expenses as a percentage of revenue; Non-GAAP operating income; Non-GAAP operating margin; non-GAAP net income; Non-GAAP diluted income/(loss) per common share and . These Non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from Non-GAAP measures used by other companies. The company believes the presentation of these Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring the company’s earnings performance and comparing it against prior periods. Specifically, the company believes these Non-GAAP measures provide useful information to both management and investors as they exclude certain expenses, gains and losses that the company believes are not indicative of its core operating results or because they are consistent with the financial models and estimates published by many analysts who follow the company and its peers. As discussed further below, these Non-GAAP measures exclude, as applicable, amortization of acquired intangible assets, stock-based compensation expense, contamination related charges, power outage incident charges and related recovery, employee termination, asset impairment and other charges, non-cash economic interest, other adjustments, and income tax adjustments, and the company believes these measures along with the related reconciliations to the GAAP measures provide additional detail and comparability for assessing the company's results. These Non-GAAP measures are some of the primary indicators management uses for assessing the company's performance and planning and forecasting future periods. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. As described above, the company excludes the following items from its Non-GAAP measures: Amortization of acquired intangible assets. The company incurs expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of the company's acquisitions and any related impairment charges. Stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions involved in those determinations, and the volatility in valuations that can be driven by market conditions outside the company's control, the company believes excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of its business over time and compare it against the company's peers, a majority of whom also exclude stock-based compensation from their Non-GAAP results. Contamination related charges. In February 2022, a contamination of certain materials used in the company's manufacturing process occurred and affected production operations at the flash-based memory manufacturing facilities in Yokkaichi and Kitakami, Japan, which are operated through the company's joint business ventures with Kioxia Corporation (collectively, "Flash Ventures"). The contamination resulted in scrapped inventory and rework costs, decontamination and other costs needed to restore the facilities to normal capacity, and under absorption of overhead costs which are expensed as incurred. These charges are inconsistent in amount and frequency, and the company believes these charges are not part of the ongoing production operation of its business. Power outage incident charges and related recovery. In June 2019, an unexpected power outage incident occurred at the flash-based memory manufacturing facilities operated through the company's joint venture with Kioxia Corporation in Yokkaichi, Japan. The power outage incident resulted in costs associated with the repair of damaged tools and the write-off of damaged inventory and unabsorbed manufacturing overhead costs which were expensed as incurred. During fiscal years 2021 and 2022, the company received recoveries of these losses from other parties. The charges and recoveries are inconsistent in amount and frequency, and the company believes they are not part of the ongoing production operation of its business. Employee termination, asset impairment and other charges/(credits). From time-to-time, in order to realign the company's operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, the company may terminate employees and/or restructure its operations. From time-to-time, the company may also incur charges from the impairment of intangible assets and other long-lived assets. In addition, the company may record credits related to gains upon sale of property due to restructuring or reversals of charges recorded in prior periods. These charges or credits are inconsistent in amount and frequency, and the company believes they are not indicative of the underlying performance of its business. Non-cash economic interest. The company excludes non-cash economic interest expense associated with its convertible notes. These charges do not reflect the company's operating results, and the company believes they are not indicative of the underlying performance of its business. Other adjustments. From time-to-time, the company incurs charges or gains that the company believes are not a part of the ongoing operation of its business. The resulting expense or benefit is inconsistent in amount and frequency. Income tax adjustments. Income tax adjustments include the difference between income taxes based on a forecasted annual Non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain Non-GAAP pre-tax adjustments. The income tax adjustments also include adjustments to estimates related to the current status of the rules and regulations governing the transition to the Tax Cuts and Jobs Act and the re-measurement of certain unrecognized tax benefits primarily related to tax positions taken in prior quarters, including interest. These adjustments are excluded because the company believes that they are not indicative of the underlying performance of its ongoing business.